Filed Pursuant to Rule 433

Registration Statement No. 333-207043

Pricing Term Sheet

March 8, 2018

Analog Devices, Inc.

$300,000,000 2.850% Senior Notes due March 12, 2020

$450,000,000 2.950% Senior Notes due January 12, 2021

Issuer:	Analog Devices, Inc.

Format:	SEC Registered

Trade Date:	March 8, 2018

Settlement Date (T+2):	March 12, 2018

Maturity Date:	Notes due 2020: March 12, 2020 Notes due 2021: January 12, 2021

Aggregate Principal Amount:	Notes due 2020: $300,000,000 Notes due 2021: $450,000,000

Coupon:	Notes due 2020: 2.850% Notes due 2021: 2.950%

Price to Public (Issue Price):	Notes due 2020: 99.807% of the principal amount Notes due 2021: 99.572% of the principal amount

Pricing Benchmark Treasury:	Notes due 2020: UST 2.250% due February 29, 2020 Notes due 2021: UST 2.250% due February 15, 2021

Benchmark Treasury Price and Yield:	Notes due 2020: 100-00; 2.250% Notes due 2021: 99-17+; 2.410%

Spread to Benchmark Treasury:	Notes due 2020: 70 basis points Notes due 2021: 70 basis points

Re-offer Yield:	Notes due 2020: 2.950% Notes due 2021: 3.110%

Interest Payment Dates:	Notes due 2020: Semi-annual on March 12 and September 12 of each year, beginning on September 12, 2018 Notes due 2021: Semi-annual on January 12 and July 12 of each year, beginning on July 12, 2018

Optional Redemption:	Notes due 2020: Prior to the maturity date, at the greater of 100% or the make-whole amount to the maturity date at a discount rate equal to the Treasury Rate plus 12.5 basis points, plus accrued and unpaid interest to but excluding the date of redemption.

Notes due 2021: Prior to the maturity date, at the greater of 100% or the make-whole amount to the maturity date at a discount rate equal to the Treasury Rate plus 12.5 basis points, plus accrued and unpaid interest to but excluding the date of redemption.

CUSIP/ISIN:	Notes due 2020: 032654 AQ8 / US032654AQ85 Notes due 2021: 032654 AR6 / US032654AR68

Expected Ratings[1]:	Moody’s: Baa1 (positive outlook) S&P: BBB (stable outlook)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Co-Manager:	The Williams Capital Group, L.P.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, MUFG Securities Americas Inc. at 1-877-649-6848, SMBC Nikko Securities America, Inc. at 1-888-868-6856 and Wells Fargo Securities, LLC at 1-800-645-3751.

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.